Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-287924) and Form S-3 (No. 333-144699) of our report dated March 25, 2026, with respect to the consolidated financial statements of Finward Bancorp, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana
March 25, 2026